Exhibit 99.1

CONTACT:

Jeff Macdonald

Acorda Therapeutics

(914) 326-5232

jmacdonald@acorda.com

FOR IMMEDIATE RELEASE

Acorda Announces 2016 AMPYRA Net Sales and 2017 Financial

Guidance at J.P. Morgan Healthcare Conference

•	AMPYRA 2016 Fourth Quarter Net Sales of $132 Million and 2016 Full-Year Net Sales of $493 Million (Unaudited)
•	AMPYRA 2017 Net Sales Guidance of $535-$545 Million

ARDSLEY, N.Y. – January 9, 2017 – Acorda Therapeutics, Inc. (NASDAQ: ACOR) reported AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg net sales for the fourth quarter of 2016 of $132 million. Full-year net sales for 2016 were $493 million, an increase of approximately 13% from 2015. Final results are subject to completion of the Company’s year-end audit.

“We are on track to announce topline data from our CVT-301 Phase 3 efficacy and long-term safety trials for the treatment of OFF periods in Parkinson’s disease in the first quarter of 2017,” said Ron Cohen, President and CEO. “If successful, we plan to file an NDA in the second quarter of 2017 and an MAA in Europe by the end of 2017.”

“We continue to enroll our Phase 3 study of tozadenant in people with Parkinson’s and expect topline data from this study in the first quarter of 2018. Together with CVT-301, these therapies, if approved, would represent important new treatment options for people with Parkinson’s.”

“We anticipate rulings on the ANDA and IPR challenges to our AMPYRA patents during the first quarter. Our corporate priorities continue to be advancing our CVT-301 and tozadenant Parkinson’s programs, maximizing the value of our Ampyra franchise and leveraging business development to partner or out-license some of our earlier stage programs.”

The Company provided 2017 guidance for AMPYRA net sales of $535-$545 million, research and development (R&D) expense of $185-$195 million, and sales, general and administrative (SG&A) expense of $195-$205 million. These are non-GAAP projections which exclude share-based compensation, as more fully described below under “Non-GAAP Financial Measures.”

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At year-end 2016, the Company projects cash, cash equivalents and investments of approximately $155 million (unaudited).

Dr. Cohen will provide a corporate overview today in San Francisco at the 35th Annual J.P. Morgan Healthcare Conference at 11:30 a.m. Pacific/2:30 p.m. Eastern. The presentation is available via webcast at www.acorda.com.

Non-GAAP Financial Measures

This press release includes certain forward-looking financial measures that were not prepared in accordance with accounting principles generally accepted in the United States (GAAP). In particular, Acorda has provided 2017 guidance for R&D and SG&A expense on a non-GAAP basis. Due to the forward looking nature of this information, the amount of compensation charges and benefits needed to reconcile these measures to the most directly comparable GAAP financial measures is dependent on future changes in the market price of our common stock and is not available at this time.  Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP.   However, the Company believes the presentation of these non-GAAP financial measures, when viewed in conjunction with our GAAP results, provide investors with a more meaningful understanding of our ongoing and projected operating performance. The Company believes these non-GAAP financial measures help indicate underlying trends in the Company's business and are important in understanding projected operating performance.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biotechnology company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has a pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease, migraine and multiple sclerosis. Acorda markets three FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including:  the ability to realize the benefits anticipated from the Biotie and Civitas transactions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the ability to successfully integrate Biotie’s operations and Civitas’ operations, respectively, into our operations; we may need to raise additional funds to finance our expanded operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S.; third party payers (including governmental agencies) may not reimburse for the use of Ampyra or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the risk of unfavorable results from future studies of Ampyra or from our other research and development programs, including CVT-301 or any other acquired or in-licensed programs; we may not be able to complete development of, obtain

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regulatory approval for, or successfully market CVT-301, any other products under development, or the products that we acquired with the Biotie transaction; the occurrence of adverse safety events with our products; delays in obtaining or failure to obtain and maintain regulatory approval of or to successfully market Fampyra outside of the U.S. and our dependence on our collaborator Biogen in connection therewith; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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